Exhibit 12.2

December 7, 2015

Planters Holding Company

Planters Bank and Trust Company

212 Catchings Ave.

Indianola, MS 38752

Re: Federal Income Tax Consequences Regarding the Acquisition of Covenant Financial Corporation

Ladies and Gentlemen:

We have acted as special counsel to Planters Holding Company, a Mississippi corporation (“Planters”), and Planters Bank and Trust Company, a Mississippi banking corporation (“Planters Bank”) in connection with the proposed merger (the “Merger”) of Covenant Financial Corporation, a Mississippi corporation (“Covenant”), and Covenant’s wholly-owned subsidiary, Covenant Bank, a Mississippi banking corporation (“Covenant Bank”) with and into Planters and Planters Bank, respectively, pursuant to the Agreement and Plan of Merger by and among Planters, Planters Bank, Covenant and Covenant Bank, dated as of July 22, 2015 (the “Merger Agreement”). Unless otherwise defined, capitalized terms used in this opinion have the meanings assigned to them in the Merger Agreement.

For purposes of this opinion, we have examined the Merger Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate. In rendering this opinion, we have assumed that (i) the Merger will be consummated pursuant to and in accordance with the terms of the Merger Agreement and in the manner described in the Registration Statement on Form 1-A filed by Planters with the Securities and Exchange Commission in connection with the Merger (the “Registration Statement”) and the Joint Proxy Statement/Offering Circular included therein (and no transaction or condition described therein and affecting this opinion will be waived by any party to the Merger Agreement); (ii) the certificates of officers of Planters, Planters Bank, Covenant and Covenant Bank as to certain factual matters and representations, dated the date hereof (the “Certificates”), are now complete and accurate and will be complete and accurate as of the Effective Time of the Merger; and (iii) Planters, Planters Bank, Covenant and Covenant Bank and their respective subsidiaries will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below. In all our examinations, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity of certified copies submitted to us with the original documents to which such certified copies relate, and the legal capacity of all individuals executing any of the foregoing documents. If any of the above described assumptions are or become untrue for any reason or if the Merger is consummated in a manner that is different from the manner described in the Merger Agreement or Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement, we are of the opinion that the Merger qualifies as a "reorganization" within the meaning of Section 368(a) of the Code, and we hereby confirm to you that the statements set forth under the caption “Material U.S. Federal Income Tax Consequences of the Merger” in the Joint Proxy Statement/Offering Circular included in the Registration Statement constitute our opinion as to the material United States federal income tax consequences of the Merger to U.S. holders of Covenant Common Stock.

Our opinion set forth above is based on the Code, U.S. Treasury regulations promulgated thereunder, interpretive rulings of the IRS, pertinent judicial authorities and such other authorities as we have considered relevant as of the date hereof and it represents our best judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the IRS or a court concerning the issues. It is possible that Congress could enact new law, or that the Department of the Treasury or the IRS or a court of competent jurisdiction could issue authorities, after the date hereof, which would be inconsistent with the opinion expressed herein. Any changes in law could have retroactive effect.

We express our opinion herein only as to those matters specifically set forth above, and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable law, regulations or interpretations thereof.

December 7, 2015

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Material United States Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ JONES WALKER LLP

JONES WALKER LLP